EXHIBIT 10.3

Exhibit 7.2(d)(v)

Form of Escrow Agreement

          This Escrow Agreement (this “Escrow Agreement”), dated as of [________], 2006 (the “Closing Date”), among Leland M. Walker, as the duly authorized representative (the “Seller Representative”) of the selling shareholders of NorthStar Bancshares, Inc. listed on Schedule 1 to this Agreement (the “Sellers”), Enterprise Financial Services Corp, a Delaware corporation (“Buyer”), and UMB Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

          This is the Escrow Agreement referred to in the Agreement and Plan of Merger dated [______________], 2006 (the “Merger Agreement”) made by NorthStar Bancshares, Inc., a Missouri corporation (“NorthStar”), NorthStar Bank, N.A., a national banking association and wholly-owned subsidiary of NorthStar (“NorthStar Bank”), Seller Representative, Buyer and Igloo Acquisition, Inc.  Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Merger Agreement.

AGREEMENT

          The parties, intending to be legally bound, hereby agree as follows:

1.       ESTABLISHMENT OF ESCROW

          (a)          Buyer is depositing with Escrow Agent (i) for each Share held by stockholders owning, of record or beneficially, less than 1,000 Shares, an amount in cash equal to the Per Share Escrow, plus (ii) for each Share held by stockholders owning, of record or beneficially, 1,000 or more Shares, a number of shares of Buyer’s common stock, $0.01 par value, with an aggregate Market Price equal to one hundred percent (100%) of the Per Share Escrow (the “Escrow Shares”). The Escrow Shares, together with the cash described above, as increased by any earnings thereon and as reduced by any disbursements, amounts withdrawn under Section 8(j) of this Escrow Agreement, or losses on investments, is referred to as the “Escrow Fund”.

          (b)          Escrow Agent acknowledges receipt of and agrees to hold shares of Buyer common stock and cash in the Escrow Fund in two sub-accounts, as follows:

(i)

________________ shares of Buyer common stock [with an aggregate Market Price of $____________] and $________ in cash (the “Reserved Credit Escrow”) to secure receipt of principal and interest payments and collection, foreclosure and sale costs and expenses incurred by Buyer with respect to those loans identified in Exhibit A hereto (the “Especially Reserved Credits”); and

(ii)

__________________ shares of stock [with an aggregate Market Price of $____________] and cash in the amount of $______________________ (in the aggregate amount of $2,500,000), (the “Indemnification Escrow”) to secure the performance and observance of the obligations, indemnifications, representations and warranties of NorthStar, NorthStar Bank and the Sellers pursuant to the Merger Agreement and this Escrow Agreement.

          (c)          Escrow Agent agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof.

2.       INVESTMENT OF FUNDS

          Except as Seller Representative and Buyer may from time to time jointly instruct Escrow Agent in writing, the cash portion of the Escrow Fund shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrow Fund.  Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of the investments described in this Section 2 to provide for payments required to be made under this Agreement.

3.       DISBURSEMENT OF INDEMNIFICATION ESCROW FUNDS

          (a)          If (i) NorthStar, NorthStar Bank, Seller Representative or the Sellers breach any of the obligations, indemnifications, representations and warranties of such parties under the Merger Agreement or this Escrow Agreement (each a “Breach” and collectively the “Breaches”), and (ii) the damages incurred by Buyer in connection with the Breaches (the “Damages”) exceed, in the aggregate, One Hundred Eighty Thousand and No/100 Dollars ($180,000.00), Buyer shall be entitled to a disbursement of funds from the Indemnification Escrow in accordance with the provisions of Section 3(b), 3(c) and 3(d) of this Agreement.

          (b)          From time to time on or before [_________________], 2007 [15 Months] (the “Indemnification Escrow Termination Date”), Buyer may give written notice to Seller Representative and Escrow Agent (an “Indemnity Notice”) specifying (i) in reasonable detail, the nature and dollar amount of any claim (an “Indemnity Claim”) it may have with respect to any Breach, and (ii) the amount of Damages incurred in connection with such Indemnity Claim. Buyer may make more than one claim with respect to any underlying state of facts.  If Seller Representative gives written notice to Buyer and Escrow Agent disputing any Indemnity Claim (an “Indemnity Counter Notice”) within 15 days following receipt by Escrow Agent of the applicable Indemnity Notice, such Indemnity Claim shall be resolved by the Buyer and the Seller Representative as provided in Section 3(d) of this Escrow Agreement.  Until such resolution, the amount Buyer alleges as Damages shall not be paid by the Escrow Agent to either Buyer or the Sellers.

          (c)          If no Indemnity Counter Notice is received by Escrow Agent within such 15-day period, the Escrow Agent shall pay the dollar amount of the Damages set forth in the Buyer’s Indemnity Notice to Buyer from (and only to the extent of) the Indemnification Escrow, provided that no amount shall be due to Buyer until total Damages for all Claims exceed

$180,000, and then only to the extent that such total Damages exceed $180,000.  Escrow Agent shall not be required to inquire into or consider whether an Indemnity Claim complies with the requirements of the Merger Agreement, and shall be entitled to conclusively rely on an Indemnity Claim in making a disbursement under this subparagraph (c).

          (d)          If an Indemnity Counter Notice is given with respect to an Indemnity Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Seller Representative or (ii) a final non-appealable order of a court of competent jurisdiction.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable.  Escrow Agent shall be entitled to act on such court order and legal opinion.

4.       DISBURSEMENT OF RESERVED CREDIT ESCROW FUNDS

          If, on or before [_________________], 2007 [12 Months] (the “Reserved Credit Escrow Termination Date”), Buyer, Enterprise Bank or NorthStar Bank receives a principal payment or proceeds from the sale of collateral with respect to any Especially Reserved Credit (including but not limited to the proceeds of the sale of such collateral by Buyer, Enterprise Bank or NorthStar Bank to any third party subsequent to the original foreclosure sale) that, when aggregated with all principal payments and sale proceeds received by Buyer, Enterprise Bank or NorthStar Bank with respect to such Especially Reserved Credit (less all collection, foreclosure and sale costs and expenses incurred by Buyer, Enterprise Bank or NorthStar Bank with respect to such Especially Reserved Credit), exceeds the valuation assigned to such Especially Reserved Credit in Exhibit A (an “Excess Payment”), Buyer, Enterprise Bank or NorthStar Bank shall, within fifteen (15) days after receipt of such Excess Payment, provide written notice (“Payment Notice”) to Seller Representative and Escrow Agent of the amount of such Excess Payment and the date Buyer, Enterprise Bank or NorthStar Bank received such Excess Payment.  For the period commencing on the date hereof and ending on the date that is one hundred eighty (180) days subsequent to the date hereof, Escrow Agent shall pay to Sellers, pro rata in accordance with the percentages set forth in Schedule 1 to this Agreement, the aggregate amount of Excess Payments contained in the Payment Notices received by Escrow Agent during such time period. For the period commencing on the date that is one hundred eighty-one (181) days subsequent to the date hereof and ending on the Reserved Credit Escrow Termination Date, Escrow Agent shall pay to Sellers pro rata in accordance with the percentages set forth in Schedule 1 the aggregate amount of Excess Payments contained in the Payment Notices received by Escrow Agent during such time period.  Notwithstanding anything herein to the contrary, the payments made by Escrow Agent to Buyer or Sellers pursuant to this Section 4 shall be made from (and only to the extent of) the Reserved Credit Escrow.

5.       VOTING OF ESCROW SHARES

          For so long as any Escrow Shares (or any additional securities issued with respect thereto) are held by the Escrow Agent in accordance with the terms of this Escrow Agreement, Seller Representative shall have the absolute right, on behalf of the Sellers, to vote the Escrow Shares (and any additional securities issued with respect thereto) on all matters with respect to which the vote of the stockholders of Buyer is required or solicited.  The Escrow Agent shall promptly forward to Seller Representative copies of all proxy solicitation material received with respect to the Escrow Shares.  The right of Seller Representative to instruct the Escrow Agent to vote any portion of the Escrow Shares shall be determined as of the record date established by Buyer with respect to such vote.  If no written instructions are timely received by the Escrow Agent from Seller Representative, then the Escrow Agent shall not vote any of the shares in the Escrow Fund.

6.       DIVIDENDS ON ESCROW SHARES

          For so long as any of the Escrow Shares (or any additional securities with respect thereto) are held by the Escrow Agent in accordance with the terms of this Escrow Agreement, Sellers listed in Schedule 2 shall have the absolute right to all dividends and distributions (of whatever nature) on the Escrow Shares (and any additional securities with respect thereto, and any interest or earnings upon such dividends, distributions or additional securities).  The Escrow Agent shall deliver to Sellers listed on Schedule 2, in accordance with the percentages set forth in Schedule 2, such amounts or securities paid or issued in respect of Escrow Shares within 10 days of receiving such dividends.

7.       TERMINATION OF ESCROW

          (a)          On the Reserved Credit Escrow Termination Date, Escrow Agent shall pay and distribute to Buyer an amount equal to the then-remaining balance of the Reserved Credit Escrow (after deduction for Excess Payments then due and unpaid), and Seller Representative (on behalf of the Sellers listed on Schedule 1) shall have the option to purchase any Especially Reserved Credit from Buyer (each an “Option”). The purchase price with respect to each Option (the “Option Purchase Price”) shall be (i) the outstanding principal and accrued but unpaid interest with respect to the applicable Especially Reserved Credit as of the Reserved Credit Escrow Termination Date, plus (ii) all collection, foreclosure and sale costs and expenses incurred by Buyer with respect to such Especially Reserved Credit, less (iii) the escrow amount assigned to such Especially Reserved Credit in Exhibit A, net of any payments to such Sellers pursuant to Section 4 of this Escrow Agreement with respect to such Especially Reserved Credit. Upon Seller Representative’s exercise of any Option and the delivery of the Option Purchase Price to Buyer, Buyer shall assign to Seller Representative on behalf of all Sellers, without recourse, representation or warranty of any type or nature, all of Buyer’s right, title and interest in and to the applicable Especially Reserved Credit.

          (b)          In the event Seller Representative determines to purchase any Option in respect to an Especially Reserved Credit (as set forth in Section 7(a)), upon request of Seller Representative, Escrow Agent shall withdraw the Option Purchase Price for such Especially Reserved Credit from any amounts then due Sellers pursuant to Section 4 hereof, whether or not related to the Especially Reserved Credit being purchased.  In the event amounts due Sellers under Section 4 are not sufficient to pay the Option Purchase Price to Buyer, Seller Representative may, within ten (10) days after notice from Escrow Agent of such insufficiency, terminate the purchase of any Option for which funds are not available without liability to Buyer.

          (c)          On the Indemnification Escrow Termination Date, Escrow Agent shall pay and distribute to Sellers, pro rata in accordance with the percentages set forth on Schedule 1, an amount equal to the then-remaining balance of the Indemnification Escrow; provided, however, if any Indemnity Claims are then pending or Buyer has given Escrow Agent notice of any potential Indemnity Claims, Escrow Agent shall retain in the Escrow Fund an amount equal to the aggregate Damages of such Indemnity Claims until it receives joint written instructions of Buyer and Seller Representative or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(d) of this Escrow Agreement, and the balance shall be paid as described in this Section 7(c).

8.       DUTIES OF ESCROW AGENT

          (a)          Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.  Uninvested funds held hereunder shall not earn or accrue interest.

          (b)          Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement.  Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays.

          (c)          Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

          (d)          Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

          (e)          Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof.  Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.  Sections 8(e) and 8(b) of this Escrow Agreement shall survive notwithstanding any termination of this Escrow Agreement or the resignation of Escrow Agent.

          (f)          Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

          (g)          Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

          (h)          Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  The resignation of Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto.  If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

          (i)          In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received (i) a final nonappealable order of a court of competent jurisdiction directing delivery of the Escrow Fund or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement.  Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and nonappealable. Escrow Agent shall act on such court order and legal opinion without further question.

          (j)          Buyer and Sellers shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder in the amount of [$_________] at the time of execution of this Agreement and [$_____________] annually thereafter and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).  Any such compensation and reimbursement to which Escrow Agent is entitled shall be borne 50% by Buyer, 50% by Sellers, pro rata in accordance with the percentages set forth on Schedule 1.  Any fees or expenses of Escrow Agent or its counsel that are not paid as provided for herein by Sellers may be taken from any property held by Escrow Agent hereunder for Sellers.

          (k)          No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

          (l)          The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

9.          LIMITED RESPONSIBILITY

          This Escrow Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto.  No implied duties or obligations shall be read into this agreement against Escrow Agent.  Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

10.     OWNERSHIP FOR TAX PURPOSES

          For purposes of federal and other taxes based on income, (a) Sellers listed on Schedule 3 and Buyer will be treated as the owners of _________% and _________% of the cash portion of the Escrow Fund, respectively, and (b) Sellers listed on Schedule 2 will be treated as the owners of the Escrow Shares, and each Seller and Buyer will report all income, if any, that is earned on, or derived from, the Escrow Fund as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

          In connection with the allocation of income between Buyer and Sellers pursuant to this Section 10, including dividends on the Escrow Shares, Escrow Agent shall for each appropriate year, prepare tax reports on Form 1099 as to each Seller’s allocation pursuant to this Section 10 and deliver the same to Sellers promptly after the calendar year involved.

11.     PAYMENT TO SELLER REPRESENTATIVE

          In the event Seller Representative gives notice to Escrow Agent that he is entitled to reimbursement or indemnification based on and in reference to his serving as Seller Representative under the Merger Agreement, Escrow Agent, at the time it is required to make any disbursements to Sellers pursuant to Sections 3, 4 or 7 of this Escrow Agreement, shall deduct, pro-rata, from such disbursements due Sellers the amount Seller Representative has indicated is necessary to reimburse or indemnify him under the provisions of the Merger Agreement regarding Seller Representative; provided, however, that Escrow Agent shall not use any part of the Escrow Fund for payment to Seller Representative except cash or stock otherwise due to Sellers under Sections 3, 4 or 7 of the Escrow Agreement.  Escrow Agent may not use any part of the Escrow Fund due Buyer or required to remain in Escrow pending the termination thereof for such reimbursement/indemnification.

12.     ESCROW SHARES VALUATION; PAYMENTS IN CASH AND SHARES

          The number of Escrow Shares to be initially deposited in this Escrow shall be determined based on the Market Price as defined in the Merger Agreement.  Any payments hereunder to be made to Buyer, may, at Buyer’s option, be evidenced by cash and/or Escrow Shares as requested by Buyer in writing to Escrow Agent. Any payments to be made to Sellers listed on Schedule 2 shall be made in Escrow Shares and any payments to be made to Sellers listed on Schedule 3 shall be made in cash.  Payments to a Seller shall be made to the address set forth opposite such Seller’s name on Schedule 1.

          In connection with any distributions to Sellers of Escrow Shares, the distribution of Escrow Shares shall be based on the per share average of the last reported sales price of a share of Buyer common stock as quoted on Nasdaq for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day two (2) days prior to the date of distribution to Sellers.

13.     NOTICES

          All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller Representative:	Leland M. Walker
2005 North Burlington
North Kansas City, Missouri 64116
Facsimile No.: 816-512-2198

with a copy to:	Swanson Midgley, LLC
2420 Pershing, Suite 400
Kansas City, Missouri 64108
Attention: Edward M. Dolson
Facsimile No.: 816-842-0013

Buyer:	Enterprise Bank & Trust
150 North Meramec Avenue, Suite 300
St. Louis, Missouri 63105-3753
Attention: Peter F. Benoist
Facsimile No.: 314-812-4045

with a copy to:	Husch & Eppenberger, LLC
190 Carondelet Plaza, Suite 600
St. Louis, Missouri 63105-3441
Attention: Mary Anne O’Connell
Facsimile No.: 314-480-1505

Escrow Agent:	2 South Broadway, Suite 435
St. Louis, MO 63102
Attention: Corporate Trust
Facsimile No.: 314-612-8499

14.      JURISDICTION; SERVICE OF PROCESS

          Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of Buyer shall be brought against the other parties in the courts of the State of Missouri, County of Jackson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Missouri.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of Sellers or the Seller Representative shall be brought against the other parties in the courts of the State of Missouri, County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, if brought by or on behalf of the Escrow Agent may be brought against the other parties in any of the courts described above.  Each of the parties consents to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

15.      COUNTERPARTS

          This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.  In addition, the transaction described herein may be conducted and related documents may be stored by electronic means.  Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.     SECTION HEADINGS

          The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

17.     WAIVER

          The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

18.     EXCLUSIVE AGREEMENT AND MODIFICATION

          This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Escrow Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Escrow Agreement may not be amended except by a written agreement executed by the Buyer, the Seller Representative and the Escrow Agent.

19.     GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Missouri, without regard to conflicts of law principles.

20.     REPRESENTATIONS AND WARRANTIES OF SELLER REPRESENTATIVE

          Seller Representative hereby represents and warrants that, (a) Seller Representative has the authority to execute this Escrow Agreement on behalf of the Sellers and to do any and all other acts or things on behalf of the Sellers, which Seller Representative may deem himself authorized or which may be required by this Escrow Agreement, the Merger Agreement or any related document in connection with the consummation of the transactions contemplated by the

Merger Agreement, (b) Seller Representative has the authority to instruct the Escrow Agent, on behalf of the Sellers, to vote the Escrow Shares pursuant in the provisions of Section 5 of this Escrow Agreement; (c) all decisions by Seller Representative under this Escrow Agreement shall be binding upon each Seller; (d) the Sellers shall not have the right to object, dissent, protest, or otherwise contest Seller Representative’s decisions under this Escrow Agreement; and (e) Buyer shall be entitled to rely upon, and shall be fully protected in relying upon, any notice received by Seller Representative and any action taken or decision made by Seller Representative on behalf of any Seller.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:	Seller Representative:

Enterprise Financial Services Corp	Leland M. Walker, as duly authorized representative of the selling shareholders of NorthStar Bancshares, Inc.

By:	By:

Escrow Agent:

UMB Bank, N.A.

By:

Victor Zarrilli, vice president